                                                                    EXHIBIT 10.3




                               September 30, 1997


Mr. Mark E. Johnson
3620 Albans
Houston, Texas 77005

Dear Mr. Johnson:

         ITEQ, Inc. (the "Company") considers the establishment and maintenance of a sound and vital management to be essential for the protection and enhancement of the best interests of the Company and its shareholders. In view of your experience and performance in the business of the Company and its subsidiaries, the Company desires to retain your services for an extended period. In addition, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

         Accordingly, the board of directors of the Company (the "Board") has determined that appropriate steps should be taken to assure the Company of the continuation of your services and to reinforce and encourage the attention and dedication of members of the Company's management to their assigned duties without distraction in circumstances arising from the possibility of a change in control of the Company. In particular the Board believes it important, should the Company or its shareholders receive a proposal for or notice of transfer of control of the Company, that you be able to assess and advise the Board whether such transfer would be or is in the best interests of the Company and its shareholders, and to take such other action regarding such proposal or transfer as the Board might determine to be appropriate without being influenced by the uncertainties of your own situation.

         In order to induce you to remain in the employ of the Company, this letter agreement (the "Agreement"), which has been approved by the Board and which supersedes any previous employment arrangements between you and the Company in their entirety, sets forth the terms of your continued employment by the Company and the compensation and severance benefits which the Company agrees will be provided to you in the event of a change in control and if your employment with the Company should be terminated under the circumstances described below.

         Reference is made to Annex I hereto for definitions of certain terms used in this Agreement, and such definitions are incorporated herein by such reference with the same effect
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Mr. Mark E. Johnson
September 30, 1997
Page 2



as if set forth herein. Certain capitalized terms used in this Agreement in connection with the description of various Plans are defined in the respective Plans, but if any conflicts with a definition herein contained, the latter shall prevail.

         1. Term of Employment. The Company hereby agrees to continue your employment and you hereby agree to serve the Company for an employment period commencing on the date hereof and initially ending the third anniversary from the date hereof; provided, however, that on each successive September 30 commencing in 1998, the employment period shall automatically be extended for one additional year (with the date to which the employment period has most recently been so extended being hereinafter referred to as the "Expiration Date" and the period commencing the date hereof and ending on the Expiration Date being hereinafter referred to as the "Employment Period"), subject to prior termination of the Employment Period pursuant to Section 4 of this Agreement.

         2.      Duties.

                 (a) During the Employment Period, you shall serve the Company as its Chairman and Chief Executive Officer and perform your duties and responsibilities diligently, faithfully and loyally and devote such time to the Company's affairs as may be necessary to the end of achieving the proper, efficient and successful operation of the Company's business. In such capacities you shall (i) generally have the duties of such offices as specified in the Bylaws, (ii) report directly to the Board and (iii) have general executive supervision and management of the business and affairs of the Company, subject to the direction of the Board or any Committee thereof. The foregoing shall not, however, be deemed to restrict you from attending to matters or engaging in activities not directly related to the business of the Company, if reasonable in scope and time commitment and not otherwise in violation of this Agreement.

                 (b) If during the Employment Period, (i) a tender offer or exchange offer is made for more than 20% of the Company's outstanding Voting Securities or (ii) a transaction is proposed which, if consummated, would result in a Change of Control, you agree that you will not leave your employment with the Company (other than as a result of Disability or upon Retirement) and will also continue to render the services contemplated in the introductory paragraphs of this Agreement.
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Mr. Mark E. Johnson
September 30, 1997
Page 3



         3.      Compensation.

                 (a) Base Salary. As compensation for your services, the Company agrees to pay you basic compensation at the rate of $350,000 per annum through December 31, 1997 ("Base Salary"), payable on a current basis in equal installments not less frequently than monthly, subject only to such payroll and withholding deductions as may be required by law or the terms of Plans in which you are a participant. For periods subsequent to December 31, 1997, your Base Salary shall be established annually by the Compensation Committee of the Board and paid on the same basis as for the prior year, but no such adjustment shall result in a Base Salary for any year of less than the highest annual rate so authorized by the Committee to be paid to you during any previous calendar year(s) of the Company ended during the Employment Period, except upon your prior written consent.

                 (b) Plans. In addition to your Base Salary, you will participate in the Bonus Plan and be eligible to participate in the Defined Contribution Plan and Other Plans, for each year during the Employment Period.

                 (c) Other. The Company shall reimburse you for all expenses paid or incurred by you in the performance of your duties under this Agreement in accordance with the Company's normal expense reimbursement policies applicable to senior executives.

         4. Termination. Upon compliance by the initiating party with any applicable procedures set forth in Section 5 hereof, your employment with the
Company:

                 (a) shall terminate automatically upon your death or Retirement;

                 (b) may be terminated prior to the Expiration Date at the discretion of the Board upon your Disability;

                 (c) may be terminated prior to the Expiration Date at the discretion of the Board for Cause;

                 (d) may be terminated prior to the Expiration Date at your discretion, other than for Good Reason;

                 (e) may be terminated prior to the Expiration Date at the discretion of the Board prior to a Change of Control without Cause;
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Mr. Mark E. Johnson
September 30, 1997
Page 4




                 (f) may be terminated prior to the Expiration Date at the discretion of the Board at or after a Change of Control without Cause;

                 (g) may be terminated prior to the Expiration Date at your discretion for Good Reason prior to a Change of Control; or

                 (h) may be terminated prior to the Expiration Date at your discretion for Good Reason at or after a Change of Control.

         5. Procedures for Termination. If it is intended that your employment be terminated:

                 (a) pursuant to Section 4(b), the Company shall transmit to you written notice setting forth the particulars upon which the Company bases its determination that a Disability exists, together with a Board resolution adopted by at least two-thirds of the members of the Board requiring that you resume your duties within 30 days following the date thereof, failing which a "final discharge" shall then occur;

                 (b) pursuant to Section 4(c), the Company shall transmit to you written notice setting forth the Cause for which you are proposed to be dismissed in sufficient detail to permit a reasonable assessment of the bona fides thereof, and setting a meeting of the Board not less than 30 days following the date of such notice at which the Board shall consider your termination and at which you and your counsel shall have the opportunity to be heard, following which the Board shall either by resolution withdraw the notice, or if it so finds in its good faith opinion, issue its report within ten days thereafter that Cause exists and specifying the particulars of its findings, in which latter event a "final discharge" shall occur.
         After receipt of a notice of intended termination for Cause, you shall not have any authority to incur any obligation of any kind whatsoever on behalf of the Company pending withdrawal of such notice or "final discharge;"

                 (c) pursuant to Section 4(d), you shall transmit to the Company written notice specifying that your resignation is other than for Good Reason;

                 (d) pursuant to Section 4(e) or 4(f) the Company shall transmit to you written notice specifying that your termination is without Cause;

                 (e) pursuant to Section 4(g) or 4(h), you shall transmit to the Company written notice setting forth the particulars upon which you base your determination that Good

Mr. Mark E. Johnson
September 30, 1997
Page 5



         Reason exists and, only if the stated basis therefor is capable of being cured, requesting a cure within 10 days, failing which a "final separation" shall then occur, and if such stated basis is not capable of cure by the Company, "final separation" shall occur co-extensive with delivery of the notice.

         For purposes of this Agreement, a "Termination Date" shall be deemed to have occurred upon (i) the happening of any event contemplated by Section 4(a) [death or Retirement], (ii) the date of "final discharge" in the case of termination initiated under Sections 5(a) [Disability] or 5(b)[Cause], (iii) the date of "final separation" in the case of a termination initiated under
Section 5(e) [Good Reason], or (iv) the 30th day following the date of any notice contemplated by Sections 5(c) [resignation without Good Reason] or 5(d) [discharge without Good Reason; provided, that any proceeding initiated pursuant to Section 10 hereof within 15 days after the giving of any notice under this Section 5 shall (anything else in this Agreement to the contrary notwithstanding) automatically toll the effectiveness of any Termination Date until final resolution of such proceeding. Each notice which complies with the requirements of this Section 5 is hereinafter referred to as a "Termination Notice".

         6.      Effect of Termination.  If your employment is terminated:

                 (a) pursuant to Sections 4(a) [death or Retirement], 4(b) [Disability], 4(c) [Cause], or 4(d) [resignation without Good Reason], then you shall be entitled to receive (i) payment when due of your Base Salary through the end of the first monthly pay period ended after the Termination Date and (ii) all benefits under the Plans in which you are at the time a participant, to the extent the same are vested under the terms thereof at the Termination Date, and (except as otherwise provided herein) all other obligations of the Company under this Agreement shall thereupon cease; or

                 (b) pursuant to Sections 4(e) [discharge without Cause prior to Change of Control] or 4(g) [resignation for Good Reason prior to Change of Control], then you shall become entitled to all benefits conferred upon you by the Termination Package, and (except as otherwise provided herein) all other obligations of the Company under this Agreement shall thereupon cease; or

                 (c) pursuant to Sections 4(f) [discharge without Cause after Change of Control] or 4(h) [resignation for Good Reason after Change of Control], then you shall become entitled to all benefits conferred upon you by the Severance Package, and (except as

Mr. Mark E. Johnson
September 30, 1997
Page 6



         otherwise provided herein) all other obligations of the Company under this Agreement shall thereupon cease.

         You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by you as the result of employment by another employer after any Effective Date or Termination Date.

         7. Excise Tax. To the extent that the acceleration of vesting or any payment, distribution or issuance made to you pursuant to this Agreement following any Effective Date or Change of Control is subject to federal income, excise, or other tax at a rate above the rate ordinarily applicable to like payments paid in the ordinary course of business ("Penalty Tax"), whether as a result of the provisions of Section 280G(b)(1) and 4999(a) of the Internal Revenue Code of 1986, as amended, any similar or analogous provisions of any statute adopted subsequent to the date hereof, or otherwise, then the Company shall pay you an additional amount of cash (the "Additional Amount") such that the net amount received by you, after paying any applicable Penalty Tax and any federal or state income tax on such Additional Amount, shall be equal to the amount that you would have received if such Penalty Tax were not applicable.

         8. Deferral of Payments; Early Payments. At any time prior to a Termination Date, you may irrevocably direct the Company that any amounts which are or should become payable to you under the Severance Package or Termination Package shall be paid to you in three equal installments, payable on or within ten days following the Termination Date, and on the first and second anniversaries of the initial installment payment. In addition, if any payment to you in respect of a stock-based benefit which is precipitated by the occurrence of an Effective Date or a Termination Date and which would, in and of itself, give rise to a short-swing profit under Section 16(b) of the Exchange Act, then both the payment and the entitlement to payment thereof, shall automatically be deferred until the earliest date (not later than 183 days following a Termination Date) at which the payment of such benefit would not, in and of itself, result in a short-swing profit. The Company and you further agree that when it has become apparent in our collective best judgment (as expressed by the Compensation Committee of the Board, in the case of the Company) that a Change of Control is likely to occur and further that a likely consequence thereof will be the occurrence of a Termination Date, the Company and you will use reasonable good faith efforts to undertake and conclude negotiations intended to result in the payment to you of a portion of the Severance Package earlier than would otherwise be the case hereunder, thereby increasing the benefit conferred upon you and the tax efficiency of such payments to the Company, with any consequent tax savings to be allocated between you and the Company in such reasonable
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Mr. Mark E. Johnson
September 30, 1997
Page 7



proportions as we shall agree; unless so agreed to by both parties in writing, no such negotiation or agreement shall affect the Company's obligations to you under any other provision of this Agreement.

         9.      Conditional Share Purchase Obligation.

                 (a) If a Change of Control occurs as a consequence of a tender offer or exchange offer (the "Tender Offer"), the Company shall, if requested by you, purchase from you (whether a Termination Date has occurred following the Change of Control) for cash on any business day selected by you upon not less than ten days' notice to the Company, which day shall not be less than ten days following consummation of the Tender Offer nor more than three years after the Effective Date, up to that number of Shares which shall be equal to the product of (x) the number of Shares acquired by you upon exercise or distribution of any benefit under any Plan prior to consummation of the Tender Offer, multiplied by (y) the decimal equivalent of (I) the number of Shares accepted for purchase or exchange in the Tender Offer, divided by (II) the number of Shares timely and validly tendered pursuant to the Tender Offer. In the event the above obligation to purchase Shares occurs by reason of a cash tender offer or a combination cash tender offer and exchange offer, the cash price per share to be paid to you hereunder shall be equal to the highest price paid in cash pursuant to the Tender Offer. In the event such obligation occurs by reason of an exchange offer, the cash price per share to be paid to you hereunder shall be equal to the closing price, if traded on a stock exchange, or the average bid and asked prices, if traded in the over-the-counter market, of the security of the person so exchanged for the Shares (the "Exchange Security") on the first day on which the Exchange Security could have been sold by you on such exchange or in the over-the-counter market, as the case may be, in a regular broker's transaction had your Shares been tendered and accepted, multiplied by the number of Exchange Securities (or fraction thereof) issued in the Tender Offer for each Company Share; and

                 (b) if a Change of Control occurs pursuant to a Tender Offer and (i) a merger, consolidation, reorganization, sale, spin-off, or purchase of assets under which all remaining outstanding Shares will be converted into or become exchangeable for cash, or for securities ("Merger Security") issued or to be issued by the Person who made the Tender offer (or a subsidiary or affiliate of such Person), is thereafter proposed to the Company or its shareholders, and (ii) such merger, consolidation, reorganization or purchase of assets occurs less than three years after the Effective Date, and
(iii) the amounts of cash into which each Share would be converted if the transaction is effected wholly for cash, or the Merger Security Value (as defined below) if such transaction is effected wholly for Merger Securities, or the sum of the cash and the Merger Security Value if the Transaction is effected partly for cash and partly for Merger
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Mr. Mark E. Johnson
September 30, 1997
Page 8



Securities, as the case may be, is less than 95% of the per share price that would have been paid by the Company for such portion of your Shares had you exercised your option to require the Company to purchase such Shares under
Section 9(a) above, the Company shall pay you (whether or not a Termination Date has occurred following a Change of Control), an amount in cash equal to the difference between the aggregate price you would have received from the number of Shares the Company would have been required to purchase from you had you exercised such option under Section 9(a) and the amount of cash and/or the Merger Security Value received for the same number of Shares in such merger, consolidation, reorganization or purchase of assets. Such cash payment shall be made to you on a business day selected by you upon no less than ten calendar days' notice to the Company or its Successor (as hereinafter defined). For purposes of this Section 9(b), "Merger Security Value" shall mean the closing price, if traded on a stock exchange, or the average bid and asked prices if traded in the over-the-counter market, of the Merger Security on the first day on which the Merger Security could have been sold by you on such exchange or in the over-the-counter market, as the case may be, in a regular broker's transaction, multiplied by the number of Merger Securities (or fraction thereof) for which each Share was exchangeable or into which each Share was convertible. If no public market develops for the Merger Security within 30 days from the date of its issue, however, "Merger Security Value" shall mean the fair market value of such Merger Security (on a per unit basis in the written opinion of a nationally recognized investment banking firm acceptable to you) on the effective date of the merger, consolidation, reorganization or purchase of assets, as the case may be, multiplied by the number of Merger Securities (or fraction thereof) for which each Share was exchangeable or into which each Share was convertible.

         10. Dispute Resolution. It is irrevocably agreed that if any dispute arises between us under this Agreement, or as to any interpretive matter under or alleged breach of this Agreement, the exclusive remedy of each of us shall be to commence binding arbitration proceedings under the rules of the American Arbitration Association (the "Rules"), with any such arbitration proceeding to be conducted in Houston, Texas, applying the substantive law of the State of Texas ("Arbitration"). If Arbitration is commenced prior to an Effective Date, each of us will deposit with the arbitrator(s), 50% of the arbitrator's preliminary estimate of the costs of arbitration (excluding counsel fees and expenses) as security for costs; if Arbitration is commenced after an Effective Date, the Company will be solely responsible for all costs thereof and shall deposit with the arbitrator(s) 100% of the arbitrator(s) preliminary estimate thereof. Notwithstanding any contrary provision of the Rules or Texas law, the Company shall have the burden of proof with respect to any of the following which are at issue in Arbitration: (i) that Cause or Disability existed at the time any notice was given to you under Section 5 based upon either them and/or the sufficiency of such notice; and (ii) that Good Reason did not exist at the time notice was given to
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Mr. Mark E. Johnson
September 30, 1997
Page 9



the Company under Section 5 based upon Good Reason (but only if such notice was dated on or after an Effective Date) and/or the sufficiency of such notice; and
(iii) that a Change of Control has not occurred. Any final ruling of the arbitrator(s) in an Arbitration shall be final and binding for all purposes, and judgment on any Arbitration award may be entered and enforced in any court having jurisdiction.

         The Company and you irrevocably agree that in the event the arbitrator(s) shall determine (after hearing) that any matter presented in Arbitration is one which under Texas law is not susceptible to arbitration, in such event (and only in such event), (i) exclusive jurisdiction over the non-arbitrable issue shall be in the lowest Texas state court of general jurisdiction sitting in Harris County, Texas, (ii) we are each at the time present in Texas for the purpose of conferring personal jurisdiction; (iii) any such action may be brought in such courts, and any objection that the Company or you may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court is waived, and we each agree not to plead or claim the same, (iv) service of process in any such proceeding or action may be effected by mailing a copy thereof by registered or certified mail, return receipt requested (or any substantially similar form of mail), postage prepaid, to such party at the address provided in Section 13 hereof, (v) no punitive or consequential damages shall be awarded in any such action or proceeding and we each agree not to plead or claim the same; and (vi) prior to any trial on the merits, we will submit any such non-arbitrable issue to court supervised, non-binding mediation.

         If proceedings are commenced prior to an Effective Date, all actual costs of Arbitration or court proceedings involving any non-arbitrable issue (excluding, in each case, counsel fees and expenses), shall be apportioned by the arbitrator(s) or the court in such manner as shall be deemed equitable in light of any final Arbitration award or judgment; if commenced on or after an Effective Date, all such costs shall be borne exclusively by the Company.

         Anything else in this Section to the contrary notwithstanding, nothing in this Agreement shall impair your ability to seek specific performance of your right to be paid under, and to receive all other benefits conferred by,
Section 3 of this Agreement during the pendency of any dispute or proceeding concerning Sections 5, 6 and/or 8 hereof.
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Mr. Mark E. Johnson
September 30, 1997
Page 10



         11.     Successors; Binding Agreement.

                 (a) Upon your written request, the Company will seek to have any Successor (as defined below), by agreement in form and substance satisfactory to you, expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it. If there has been a Change of Control prior to, or a Change of Control will result from, any such succession, then failure of the Company to obtain at your request such agreement prior to or upon the effectiveness of any such succession (other than by merger or consolidation) shall constitute Good Reason for termination by you of your employment and, upon delivery of a Notice of Termination by you to the Company, you shall be entitled to the benefits provided in Section 6(c) hereof. "Successor" shall mean any Person that succeeds to, or has the ability to control, the Company's business as a whole, directly by merger, consolidation or spin-off or indirectly by purchase of the Company's Voting Securities or acquisition of all or substantially all of the assets of the Company.

                 (b) This Agreement shall inure to the benefit of and be enforceable by your personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         12. Fees and Expenses. The Company shall pay all legal fees and reasonable expenses incurred by you (including costs of arbitration) as a result of (a) your termination following a Change of Control (including all such fees and expenses, if any, incurred in contesting or disputing any such termination) or (b) your seeking to obtain, assert or enforce any right or benefit conferred upon you by this Agreement.

         13. Notices. Any and all notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when delivered in person to the persons specified below or deposited in the United States mail, certified or registered mail, postage prepaid and addressed as follows:


                 If to the Company:               ITEQ, Inc.
                                                  2727 Allen Parkway
                                                  Houston, Texas 77019
                                                  Attention: Chairman,
                                                  Compensation Committee of the
                                                  Board of Directors

Mr. Mark E. Johnson
September 30, 1997
Page 11



                 If to you:                        Mark E. Johnson
                                                   3620 Albans
                                                   Houston, Texas 77005


         Either party may change, by the giving of notice in accordance with this Section 13, the address to which notices are thereafter to be sent.

         14. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         15. Survival. All obligations undertaken and benefits conferred pursuant to this Agreement, except those set forth in Sections 1 and 2, shall survive the Employment Period and continue thereafter until performed in full.

         16. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by you and the Chairman of the Compensation Committee of the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Texas.

Mr. Mark E. Johnson
September 30, 1997
Page 12



         If this letter correctly sets forth our understanding with respect to the subject matter hereof, please sign and return one copy of this letter to the Company.

                                   Sincerely,

                                   ITEQ, INC.


                                        BY: /s/ T. William Porter
                                            ------------------------------------
                                                  T. William Porter
                                                  Chairman of the Compensation
                                                  Committee of the Board

Agreed to as of the 30th
day of September, 1997.


/s/ Mark E. Johnson
------------------------------------
Mark E. Johnson